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                                                                EXHIBIT 10(z)(i)


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                  LIZ CLAIBORNE, INC. 2000 STOCK INCENTIVE PLAN

                                  STOCK OPTION

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       GRANT DATE: 01/16/2001               GRANT PRICE: $44.8125              GOOD UNTIL: 01/16/2011

  Social Security Number: 123456789           This Certifies That:            Certificate Number: 01-001

                                                     SAMPLE


                                      Has an Option to Purchase 000 Shares
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of  Common  Stock,  $1.00  par  value,  of  Liz  Claiborne,   Inc.,  a  Delaware
corporation, at $44.8125 per share subject to the terms and conditions set forth on the reverse side hereof and as set forth in the Liz Claiborne, Inc. 2000 Stock Incentive Plan.

IN WITNESS WHEREOF, Liz Claiborne, Inc. has caused this certificate to be duly executed in its name by signature of its proper officers.

                              LIZ CLAIBORNE, INC.




/s/ Paul R. Charron                               /s/ Michael Scarpa

Paul R. Charron                                   Michael Scarpa
Chairman and Chief Executive Officer              Chief Financial Officer

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                Stock Option Grant Certificate - Additional Terms

I. Grant Option - Liz Claiborne, Inc. (the "Company") hereby grants to the person named on the face of this Certificate (the "Optionee") a nonqualified stock option (the "Option") to purchase the number of shares of common stock of the Company at a purchase price as specified on the face hereof. It is intended that the Option shall not qualify as an "incentive stock option" as defined in section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability - Subject to the further terms included herein, the Option shall become exercisable with respect to 25% of the shares of Common Stock initially subject thereto on the first anniversary of the date of grant and with respect to an additional 25% and 50% of such shares on the second and third anniversaries of the grant date. Unless earlier terminated pursuant to the provisions of the 2000 Stock Incentive Plan (the "Plan"); the same has been and may be amended from time to time; the unexercised portion of the Option shall expire and cease to be exercisable at midnight on the tenth anniversary of the grant date of the option. The Option may be partially exercised from time to time up to the amount of shares exercisable at such time as set forth above.

3. Exercising Options - Subject to the terms and conditions of the Plan, the Optionee may exercise Options by giving notice of exercise to the Company or its designee accompanied by payment of the aggregate Option exercise price for the shares being purchased together with any amount which the Company or its subsidiaries may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, all in such manner as specified from time to time by the Company or its designee. Each such exercise notice shall specify the number of shares of Company common stock to be purchased, the Option exercise price, the grant date, and such other matters as may be required by the Company or the Company's Compensation Committee (the "Committee").

4.   Termination of Employment

     4.1 Upon termination of the Optionee's employment for any reason, the Option shall terminate and expire, except as provided in Section 4.2 or 4.3 below.

     4.2 If the Optionee's employment terminates for any reason other than disability, death, dismissal for cause or resignation without the Company's prior consent, the Option shall be exercisable but only to the extent it was exercisable at the time of such termination and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the expiration of either (a) three months following employment termination or (b) in the case of Retirement (as defined), three years following the date of Retirement. "Retirement" shall mean Optionee's ceasing to be employed by the
          Company and any of its affiliates on or after Optionee's 65th birthday, on or after the date on which Optionee has attained age 60 and completed at least six years of Vesting Service (as defined in and determined under the Liz Claiborne
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          Savings  and Profit  Sharing  Plan,  as the same has been and may from time to time be amended) or, if approved by the Committee, on or after the date Optionee has completed at least 20 years of Vesting Service.

     4.3 If the Optionee dies while employed by the Company or after employment terminates but during a period in which the option is exercisable pursuant to Section 4.2 above, the Option shall be exercisable but only to the extent it was exercisable at the time of death and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the first anniversary of the date of the Optionee's death.

     4.4 If the Optionee's employment is terminated due to disability (as defined in the Plan), the Option shall be exercisable, but only to the extent it was exercisable at the time of such termination and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the first anniversary of the date of the Optionee's termination of employment.

5. Plan Provisions to Prevail - The Option is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by accepting the grant of the Option the Optionee agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Certificate. In the event that there is any inconsistency between the provisions of this Certificate and the Plan, the provisions of the Plan shall govern.

6. Notices - Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Senior Vice President, Finance and Administration, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Optionee by notice as provided in this Section 6. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee's home address of record, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

7. Successors and Assigns - The terms of this Certificate shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Section 4.1 above and with the Plan, the heirs and personal representatives of the Optionee.

8. Governing Law - The Option and this Certificate shall be interpreted, construed and administered in accordance with the laws of the State of New York.

9. Receipt of Prospectus - By accepting delivery of this Certificate, the Optionee acknowledges that he or she has received a copy of the Prospectus relating to the options and the shares of Company common stock covered thereby under the Plan.